Exhibit 99.2

U S LIQUIDS INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002
(In thousands)
(Unaudited)

		Companies	Pro Forma
	Historical	Sold	Adjustments		Pro Forma

		(C)	(D)
REVENUES	$150,941	$(75,764)			$75,177
OPERATING EXPENSES	109,616	(50,004)			59,612

GROSS MARGIN	41,325	(25,760)	—		15,565
DEPRECIATION AND AMORTIZATION	10,936	(4,875)			6,061
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	25,199	(7,144)			18,055
GOODWILL IMPAIRMENT	40,110	(3,946)			36,164
SPECIAL INCOME	(3,383)	—			(3,383)

INCOME (LOSS) FROM OPERATIONS	(31,537)	(9,795)	—		(41,332)
INTEREST EXPENSE	9,027	(99)	(4,014	)(1)	4,914
OTHER INCOME, net	(329)	77	—		(252)

INCOME (LOSS) BEFORE INCOME TAXES	(40,235)	(9,773)	4,014		(45,994)
INCOME TAXES	(2,300)	183 (3)	—	(2)	(2,117)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(37,935)	(9,956)	4,014		(43,877)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(20,488)	—			(20,488)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(91,003)	23,401			(67,602)

NET INCOME (LOSS)	$(149,426)	$13,445	$4,014		$(131,967)

BASIC EARNINGS PER SHARE	$(9.29)				$(8.21)

DILUTED EARNINGS PER SHARE	$(9.29)				$(8.21)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	16,079				16,079

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING	16,079				16,079

(C)	Reduction of revenues and expenses as a result of the businesses sold. These amounts do not consider any allocation of corporate overhead to the companies that were sold, and therefore, selling, general and administrative expenses do not reflect any potential reductions in corporate costs in response to this change in the Company.

(D):

(1)	Represents the estimated reduction in interest expense as a result of debt being reduced by $59.7 million. Interest expense was calculated using a weighted average interest rate of 6.90%.

(2)	No tax expense on the loss of the tax deduction for interest expense since the federal tax rate is 0%; incremental state taxes would be nominal.

(3)	Net tax benefit related to the companies sold.